Mannatech Reports Fourth Quarter 2020 Financial Results

(FLOWER MOUND, Texas) March 19, 2021 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter of 2020.

Quarter End Results

Fourth quarter net sales for 2020 were $39.2 million, a decrease of $0.2 million, or 0.5%, as compared to $39.4 million in the fourth quarter of 2019. During the fourth quarter, our net sales declined 2.5% on a Constant dollar basis (a Non-GAAP financial measure); favorable foreign exchange during the fourth quarter caused an increase of $0.8 million in net sales as compared to the fourth quarter of 2019. Net income was $0.7 million, or $0.34 per diluted share, for the fourth quarter 2020, as compared to net income of $2.1 million, or $0.87 per diluted share, for the fourth quarter 2019.

Gross profit as a percentage of net sales decreased to 73.3% for the three months ended December 31, 2020, as compared to 78.9% for the same period in 2019.

Commissions as a percentage of net sales were 39.0% for the three months ended December 31, 2020, as compared to 39.9% for the same period in the prior year. Incentive costs as a percentage of net sales were 2.0% for the three months ended December 31, 2020, as compared to 0.9% for the same period in 2019.

For the three months ended December 31, 2020, overall selling and administrative expenses increased by $1.3 million to $7.2 million, as compared to $5.9 million for the same period in 2019. The increase in selling and administrative expenses consisted primarily of a $0.8 million increase in marketing costs, a $0.7 million increase in payroll related costs, which was partially offset by a $0.2 million decrease in contract labor costs.

For the three months ended December 31, 2020, other operating costs decreased by $0.8 million to $5.0 million, as compared to $5.9 million for the same period in 2019. The decrease in other operating costs was primarily due to a $0.4 million decrease in travel and entertainment costs associated with our corporate sponsored events, a $0.2 million decrease in legal and consulting fees, and a $0.2 million decrease in other operating expenses and sales tax adjustments.

The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of December 31, 2020 and 2019 were approximately 183,000 and 169,000, respectively. Recruiting increased 6.6% in the fourth quarter of 2020 as compared to the fourth quarter of 2019. The number of new independent associate and preferred customer positions in the company’s network for the fourth quarter of 2020 was 19,675 as compared to 18,462 in 2019.

Year End Results

Overall net sales decreased $6.3 million, or 4.0%, for 2020, as compared to 2019. During 2020, fluctuations in foreign currency exchange rates had an overall unfavorable impact on our net sales. During 2020, our net sales declined 2.7% on a Constant dollar basis (a Non-GAAP financial measure); while unfavorable foreign exchange during 2020 caused a decrease of $2.1 million in net sales as compared to 2019. Net income for 2020 was $6.3 million, or $2.77 per diluted share, as compared to net income of $3.3 million, or $1.35 per diluted share, for 2019.

Gross profit as a percentage of net sales decreased to 76.5% for 2020, as compared to 80.0% for 2019.

Commission expenses decreased for the year ended December 31, 2020, by 4.9%, or $3 million to $58.7 million, as compared to $61.7 million for the same period in 2019. Commissions as a percentage of net sales were 38.8% for the year ending December 31, 2020 and 39.1% for the same period in the prior year.

Incentive costs increased for the year ended December 31, 2020 by 3.8%, or $0.1 million, to $2.7 million, as compared to $2.6 million, for the same period in 2019. The costs of incentives, as a percentage of net sales increased to 1.8% for the year ended December 31, 2020, as compared to 1.6% for the same period in 2019.

For the year ended December 31, 2020, overall selling and administrative expenses decreased by $3.0 million, or 9.7%, to $27.8 million, as compared to $30.8 million for the same period in 2019. The decrease in selling and administrative expenses consisted of a $2.5 million decrease in payroll costs, a $0.3 million decrease in stock-based compensation and a $0.2 million decrease in contract labor costs.

For the year ended December 31, 2020, other operating costs decreased by $2.4 million, or 10.4%, to $20.2 million, as compared to $22.6 million for the same period in 2019. For the year ended December 31, 2020, other operating costs, as a percentage of net sales, were 13.4%, as compared to 14.3% for the same period in 2019. The decrease was due to a $1.2 million decrease in travel and entertainment costs, a $0.6 million decrease in office expenses, a $0.3 million decrease in legal and consulting fees, and a $0.3 million decrease in credit card fees, sales tax adjustments and other operating costs.

For the year ended December 31, 2020, our tax benefit was $0.5 million and for the comparable period of 2019, our tax provision was $2.5 million. For 2020, the Company had a significant decrease due to the carryback of U.S. net operating losses as allowed by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), enacted on March 27, 2020. For 2019, the Company’s provision was impacted by the mix of earnings across jurisdictions, valuation allowance recorded on certain losses.

As of December 31, 2020, our cash and cash equivalents decreased by 10.5%, or $2.6 million, to $22.2 million from $24.8 million as of December 31, 2019. For the year ended December 31, 2020 operations generated $6.0 million of cash. During the year ended December 31, 2020, we invested $0.9 million in computer hardware and software. During this period, our financing activities included repayments of $0.6 million to other long term liabilities and finance lease obligations. Finally, we are proud that we have returned shareholder value with $3.4 million for dividends to shareholders and repurchases of $5.9 million in common stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Safe Harbor statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of COVID-19 on Mannatech’s business, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$22,207	$24,762
Restricted cash	944	943
Accounts receivable, net of allowance of $817 and $708 in 2020 and 2019, respectively	186	955
Income tax receivable	1,008	220
Inventories, net	12,827	10,152
Prepaid expenses and other current assets	2,962	2,239
Deferred commissions	2,343	1,758
Total current assets	42,477	41,029
Property and equipment, net	4,494	5,261
Construction in progress	864	865
Long-term restricted cash	4,346	5,295
Other assets	11,977	9,592
Deferred tax assets, net	1,178	881
Total assets	$65,336	$62,923
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of finance leases	$76	$87
Accounts payable	4,797	3,526
Accrued expenses	8,691	8,209
Commissions and incentives payable	10,998	9,728
Taxes payable	1,400	2,187
Current notes payable	553	739
Deferred revenue	5,472	4,416
Total current liabilities	31,987	28,892
Finance leases, excluding current portion	129	176
Deferred tax liabilities	3	3
Long-term notes payable	—	363
Other long-term liabilities	7,245	6,214
Total liabilities	39,364	35,648
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 2,071,081 shares outstanding as of December 31, 2020 and 2,742,857 shares issued and 2,381,131 shares outstanding as of December 31, 2019	—	—
Additional paid-in capital	33,795	34,143
Retained Earnings (accumulated deficit)	2,213	(690)
Accumulated other comprehensive income	5,150	3,757
Treasury stock, at average cost, 671,776 shares as of December 31, 2020 and 361,726 shares as of December 31, 2019, respectively	(15,186)	(9,935)
Total shareholders’ equity	25,972	27,275
Total liabilities and shareholders’ equity	$65,336	$62,923

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Net sales	$39,189	$39,388	$151,407	$157,728
Cost of sales	10,461	8,297	35,505	31,550
Gross profit	28,728	31,091	115,902	126,178
Operating expenses:
Commissions and incentives	16,041	16,064	61,349	64,254
Selling and administrative expenses	7,186	5,916	27,845	30,824
Depreciation and amortization	465	524	1,990	2,088
Other operating costs	5,047	5,858	20,227	22,579
Total operating expenses	28,739	28,362	111,411	119,745
Income (loss) from operations	(11)	2,729	4,491	6,433
Interest income (expense)	10	67	83	(16)
Other income (expense), net	945	(1,235)	1,151	(681)
Income before income taxes	944	1,561	5,725	5,736
Income tax (provision) benefit	(217)	544	536	(2,447)
Net income	$727	$2,105	$6,261	$3,289
Income per common share:
Basic	$0.35	$0.88	$2.80	$1.38
Diluted	$0.34	$0.87	$2.77	$1.35
Weighted-average common shares outstanding:
Basic	2,085	2,385	2,235	2,391
Diluted	2,121	2,415	2,264	2,441

Non-GAAP Financial Measures (Sales, Gross Profit and Income From Operations in Constant Dollars)

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

The table below reconciles fourth quarter 2020 constant dollar sales to GAAP sales.

	Sales - Q4 2020
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	Constant $ Change
Americas	$10.8	$10.9	$0.1
Asia Pacific	$24.2	$23.2	(1.0)
EMEA	$4.2	$4.3	0.1
Total	$39.2	$38.4	$(0.8)

The table below reconciles fiscal year 2019 and 2020 constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations.

	2020		2019	Constant Dollar Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	151.4	153.5	$157.7	(4.2)	(2.7)%
Product	146.2	148.2	154.6	(6.4)	(4.1)%
Pack and associate fees	4.2	4.2	2.3	1.9	82.6%
Other	1.0	1.1	0.8	0.3	37.5%
Gross profit	115.9	117.3	126.2	(8.9)	(7.1)%
Income (loss) from operations	4.5	4.8	6.4	(1.6)	(25.0)%